Introduction

     The International Paper Company Deferred Compensation Savings Plan (the DCSP or Plan) is a savings plan designed to provide you with the opportunity to save through your own deferrals of pay and through company matching contributions.

     The DCSP is an unfunded deferred compensation plan. This means that the pay that you defer under the DCSP and any company matching contributions credited to your account are not invested in a separate trust. Instead, all deferred amounts will be paid directly by the Company out of its general assets at the time benefits become due and payable under the Plan.

     The Plan was amended and restated effective January 1, 1995. This booklet reflects provisions effective April 1, 2002, unless otherwise indicated.

     This booklet is intended to help you better understand your benefits under the Plan. If there is any conflict between the information in this summary plan description and the provisions of the Plan, the plan document always will control.

 Overview of the Plan

- You have the opportunity to defer more than the statutory maximum allowed in the International Paper Company Salaried Savings Plan (the SSP);

- Company matching contributions are credited on a specified percentage of your employee contributions;

- Employee contributions may be credited with earnings based on your choice of investment fund equivalents;

- Fifty percent of the company matching contributions are credited with earnings based on the Company Stock Fund Equivalent (Company Match Restricted); the remaining 50 percent may be invested in any of the fund equivalents you choose (Company Match Unrestricted);

- Taxes are deferred on your contributions, company matching contributions and earnings credited to your account until distributed from the Plan;

- The value of your contributions is vested immediately; the value of your company matching contributions is vested after three years of service;

- While you are actively employed, you may withdraw specific dollar amounts from your account, subject to certain conditions;

- Beginning the year you attain age 55, you may transfer all or part of your Company Match Restricted from the Company Stock Fund Equivalent to any of the investment fund equivalents; and

- Upon termination of employment, you may receive your account balance in a lump sum or installments, or you may defer commencement up to age 701/2.

 Who Is Eligible

   You are eligible to participate in the Plan if you are:

-  Eligible to participate in the Salaried Savings Plan; and

- Employed in Position Level 18 or above (or equivalent) or have SSP plan compensation in excess of the 401(a)(17) limit for the preceding calendar year (e.g., $170,000 compensation received in 2001 and $200,000 compensation received in 2002).

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     In order to participate, you must enroll in the Plan and be actively contributing to the Salaried Savings Plan.

 How to Enroll

     When you become eligible, you will be given an enrollment packet. You may make your elections by calling J.P. Morgan / American Century Retirement Plan Services InfoLine or log in to www.retireonline.com. If you choose to make contributions to the Plan, you will:

-  Select the percentage of total pay you want to contribute to the Plan;

-  Authorize the company to make payroll deductions for your contributions;

-  Choose the investment fund equivalent(s) for your contributions; and

-  Select your beneficiary(ies).

     Important Note: If you choose not to join the Plan when you first become eligible, you may join at a later date by calling the InfoLine or log in to www.retireonline.com.

 Participation

How the Plan Works

     If you choose to participate in the DCSP, you must make the following decisions:

-  The percentage of compensation which you wish to save; and

- Your choice to either maximize before-tax contributions or to maximize contributions to the SSP.

   Each calendar year, your contributions to the DCSP will only begin when your contributions to the SSP are restricted by an IRS limit.

     If you choose to maximize before-tax contributions, once you have contributed the maximum before-tax contributions to the SSP ($11,000 for 2002), your contributions to the DCSP will start.

     If you choose to maximize contributions to the SSP, once you have contributed the maximum before-tax contributions to the SSP, you will make after-tax contributions to the SSP until you reach another IRS limit and can no longer make contributions to the SSP (for example, $40,000 contributed to your account in the year or maximum compensation of $200,000). Then your contributions to the DCSP will start.

How Participation in the Plan
Affects Your Other Benefits

     Most salaried pensions under the Retirement Plan of International Paper Company are based on final average earnings. In general, earnings included in the pension calculation are base pay, bonuses and salary deferrals to the SSP and to Internal Revenue Code Section 125 Plans (including Health and Dependent Day Care contributions), but not salary deferred as contributions under this Plan. Thus, making contributions to the DCSP during your final years of employment, when final average earnings are calculated, could reduce your annual pension from the Retirement Plan.

     However, if your Retirement Plan pension is reduced by your contributions to this Plan, the amount of the reduction will be paid as a benefit from the International Paper Company Pension Restoration Plan at retirement. The Pension Restoration Plan is a nonqualified plan with benefits paid from the general assets of the company.
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   Important Note Making contributions to this Plan will not lower your life insurance or disability insurance benefits from the company.


 Types of Contributions

     The following sections describe the various types of contributions you may make to the DCSP, as well as any company matching contributions that may be credited to your accounts under the DCSP. You must designate the percentage of your total pay that you wish to contribute to the DCSP. For purposes of this Plan, pay means your base pay plus overtime, shift differential, commissions, gainsharing, and other incentive or variable compensation that you are entitled to receive, but excludes severance pay.

Employee Contributions

     You may contribute up to 85 percent of your pay to the Deferred Compensation Savings Plan. These contributions are deferred salary, made on a before-tax basis.

Company Matching Contributions

     The company will credit matching contributions to your DCSP account in an amount equal to a specified percentage of the employee contributions that you make. The company matching contribution percentages are listed in the Appendix.

MIP Deferral Election

     As a participant in the company's Management Incentive Plan (MIP), you have the option of making a separate election as to the rate of contributions you wish to make to the DCSP from your MIP award. Your election, which affects your bonus to be paid in the following calendar year, must be made by August 31 of the current year. Each year, in advance of the August 31 deadline, you will receive communications outlining the process to make this election. Other specified bonuses also may be deferred to the DCSP.

Changing Your Rate of Contributions

   You may:

- Increase or decrease the percentage of total pay you contribute under the DCSP; or

-  Suspend your contributions.

     To make a change, call InfoLine or log in to www.retireonline.com. The change will take effect as soon as administratively possible.

 Investment Options

     The Plan has a two-tiered investment lineup. Since this is an unfunded plan, your contributions and any company matching contributions are not invested in a separate trust. Instead, your account is simply credited with the same investment gain or loss that it would have received had it been invested in the actual funds available under the Salaried Savings Plan.

Employee Contributions and Company Match Unrestricted

     You may invest your employee contributions and Company Match Unrestricted in any of the fund equivalents.
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Company Match Restricted

   Company Match Restricted is invested in the Company Stock Fund equivalent.

Changing Investment of Future Contributions

     You may change your choice of investment fund equivalents for your future employee contributions and Company Match Unrestricted daily. Your investment selection will be processed within the next business day.

 Investment Fund Equivalents

     The investment fund equivalents for the DCSP will be based on the SSP Tier I and Tier II funds as described below. There will be no Tier III Brokerage Window equivalent in the DCSP.

 Investment Options

     The Plan offers a two-tiered fund structure that includes Tier I SmartMix Funds and Tier II Core Funds.

Tier I: SmartMix Funds

     These funds offer one-stop shopping through professionally designed and managed diversified portfolios at three different risk levels: conservative, moderate and aggressive.

The Conservative Fund

     The Conservative Fund seeks low to moderate growth primarily from interest income but also from some capital appreciation and dividends. This Fund will not invest in emerging market stocks or low quality bonds since the risk of loss from these investments would be too great.

The Moderate Fund

     The Moderate Fund seeks moderate growth from capital appreciation, dividends and interest income. A small percentage (less than 15 percent) of the Fund may be invested in higher risk asset classes such as emerging market stocks, high yield bonds and emerging market bonds.

The Aggressive Fund

     The Aggressive Fund seeks high growth primarily from capital appreciation, but also from some interest income and dividends. This Fund usually will invest in asset classes that have higher risk but also have a potential for greater long-term returns, such as emerging market stocks, high yield bonds and emerging market bonds.

Tier II: Core Funds

     The core funds offer a variety of investment choices, each representing a different, well-defined market segment, similar to those that professional investment managers use to build custom portfolios for their clients. The core investment funds are outlined in the IP Savings Plan Investor's Guide. For additional information regarding the Tier II core funds, contact J.P. Morgan/American Century.

Rate of Return on Your Investment

     Any investment involves some degree of financial risk. Furthermore, since your DCSP contributions are not in a separate trust but are part of the
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Company's general assets, participation in this Plan involves greater risks than participation in the Salaried Savings Plan. The annual investment results will vary depending on the growth of the equivalent investment fund that is being mirrored.

Valuation of Your Account

     Each of the investment fund equivalents is valued by the plan trustee every day that the New York Stock Exchange (NYSE) is open. The value of your account is equal to:

-  The amount of your contributions;

-  Plus company matching contributions;

-  Plus deemed reinvested earnings;

- Plus any equivalent increase or less any equivalent decrease in the market value of your investments;

-  Less any withdrawals or distributions from your account.

     Quarterly, you will receive a statement showing the value of your account. This statement will show all savings activity, including your contributions, company matching contributions, investment experience and any transfers, withdrawals or distributions made in that investment period. If you need to know the value of your account at any other time, you may contact J.P. Morgan/American Century by calling InfoLine at 1-800-345-2345 or logging in to www.retireonline.com.

 Interfund Transfers

Transfers of Unrestricted Amounts

     Each day, you may transfer unrestricted amounts from one investment option to any of the Plan's other investment options. Generally, unrestricted amounts include your employee contributions and Company Match Unrestricted. To make a transfer, log in to www.retireonline.com or call InfoLine at any time. The transfers will take effect each day that the NYSE is open, provided that the request is entered by the close of business, generally 4:00 p.m. Eastern time.

Transfers of Restricted Amounts

     Beginning January 1 of the year in which you attain age 55 or upon termination of employment, Company Match Restricted amounts in the Company Stock Fund equivalents are eligible for transfer and will be included in any transfer request you make.

 Vesting Rights

Vesting of Your Contributions

     You always are 100 percent vested in the value of your contributions to the Plan.

Vesting of Company Matching Contributions

     You become 100 percent vested in the value of the company matching contributions in your account upon completion of three years of service.

 Withdrawals
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     To offer you the financial flexibility you may need, the Plan gives you access to your account during your active employment through withdrawals, subject to certain conditions described below.

General Withdrawal

     You may request a withdrawal, for any reason and in any amount, to be paid from the balance of your employee contributions. There are two methods for making this request.

     You may request a withdrawal to be paid in the year following your request, provided that the request is made at least six months prior to the designated payment date.

     Alternatively, if your request does not meet the above requirements, you may request a withdrawal at any time, with a 10 percent penalty assessed against the amount of your requested withdrawal.

   A withdrawal request is irrevocable.

Hardship Withdrawal

   You may request a withdrawal, in any amount, to be paid from the balance of your employee contributions in the event of an extreme hardship. Generally, it is intended that hardship withdrawals from this Plan may be made for reasons permitted under Section 401(k) of the IRC. Hardship withdrawals may be made for:

- Payment to prevent eviction from or foreclosure on the mortgage of your principal residence; and

- Uninsured and otherwise unreimbursed losses arising from (1) natural causes or Acts of God; (2) crime (reported to police or other appropriate authorities) where you, your spouse or any dependent is the victim of such crime; or (3) fire.

     The plan administrator is responsible for approving or denying all hardship withdrawal requests.

     Important Note Any withdrawal may be restricted to the extent necessary to comply with certain statutory limitations regarding the five officers subject to proxy disclosure reporting.

 Distributions

   Distribution of your account balance is made under a form of payment described below.

Normal Form

     Under the normal form, your account balance will be distributed to you in a lump sum in January following your termination of employment or retirement.

Optional Form

     If you do not want your distribution paid in the normal form, you may make a choice prior to your termination of employment to have your distribution paid in an optional form. Under this choice, you may defer receipt of your account balance to a designated date beginning any time in the year following retirement and up to age 70 1/2, and you may choose to receive distribution in either a lump sum or installments over five to 20 years. If you elect the optional form, you must forward a completed distribution and deferral form to J.P. Morgan/American Century prior to your termination of employment. This election is irrevocable upon your termination of employment.
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How Payments Are Made

Lump-Sum Payment

     A lump-sum payment is a one-time cash payment of your account balance.

Installment payments

     You may elect to receive distribution of your account in the Plan in installment payments. If you choose installments, you must designate the term of the installments and whether you want them paid monthly, quarterly or annually. The terms of installments may be from five to 20 years, but in no case may the term exceed your life expectancy or the joint life expectancies of you and your beneficiary(ies). All payments under this option will be made in cash. While installments are being paid, you may continue to make transfers among the investment funds. If you die after installment payments have begun, but before you have collected the full amount due you under the Plan, the remaining installment payments will continue to your beneficiary(ies).

     Once installment payments begin, you (or in the event of your death, your beneficiary(ies)) may request distribution of the balance of your account in a single lump-sum payment by filing a written notice with the plan administrator.

Distributions Upon Death

     If you die while actively employed or before distribution of your account balance, the value of your account will be paid to your designated beneficiary(ies) in a lump sum as soon as practicable following your death.

     If you die while receiving installment payments, the remaining installment payments will continue to your designated beneficiary(ies). The plan administrator, in its discretion, may choose to pay the balance in a lump sum to your beneficiary(ies).

 Other Information

If You Are Transferred

     If you are transferred to a subsidiary or group that is not covered by the Plan and, as a result, are no longer eligible to make deferrals under the Plan, your account will remain in the Plan until distributed. However, you will not be able to make contributions under the Plan, and the company will not credit any additional company matching contributions to your account.

Federal Income Tax Information

     While any amount you choose to defer as DCSP contributions will reduce the amount of your current reportable total pay for federal income and certain state and local income tax purposes, your deferral will not reduce the amount of your reportable total pay which is subject to Social Security and Medicare taxes. All amounts deferred (and company matching contributions as they "vest") are included in your Social Security and Medicare wage bases subject to the statutory annual Social Security maximum wage base (the Medicare wage base is unlimited).

     When you receive a payment from the Plan, you will be responsible for paying any income taxes that apply in the year you receive your payment. The total amount of your distribution (including withdrawals) will be reflected on your Form W-2 from the company and will be taxable as additional compensation in the year of payment.

     Federal and state laws require that applicable federal, state and local income taxes be withheld from your distribution. The plan administrator will provide you with a distribution statement showing the details.
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     Because the Plan is an unfunded, non-qualified deferred compensation plan, the rollover rules are not available.

 General Administration of the Plan


Plan Sponsor

   The Plan described in this summary plan description is sponsored by:

   International Paper Company
   400 Atlantic Street
   Stamford, CT 06921
   (203) 541-8000

Plan Administrator

     The administration of the Plan is the responsibility of the plan administrator, who is:

   Senior Vice President, Human Resources
   International Paper
   c/o Employee Benefits Department
   6400 Poplar Avenue
   Memphis, TN 38197
   (901) 763-6000

     As an officer of the company, the plan administrator serves at the discretion of the company's board of directors. No charge is made to the employee accounts under this Plan for compensation of the plan administrator.

Amendment and Termination

     The company reserves the right to amend, suspend or terminate the Deferred Compensation Savings Plan at any time, provided that any such action shall not adversely affect any plan participant's right to receive payment, pursuant to the terms of this Plan, of any unpaid vested amounts.

ERISA Classification

     The Plan is an unfunded employee pension benefit savings plan that is maintained by the company "for the purpose of providing deferred compensation for a select group of management or highly compensated employees." The Plan is, therefore, exempt from Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA) which pertains to participation and vesting, funding and fiduciary responsibilities. Pursuant to regulations issued by the Secretary of Labor in 29 CFR 2520.104-23, the Plan is exempted from the reporting and disclosure provisions of Part 1 of Subtitle B of Title I of ERISA, except for providing plan documents to the Secretary of Labor upon request. Title IV of ERISA relating to plan termination insurance does not apply to the Plan, and insurance benefits of the type specified in Title IV of ERISA will not be extended to plan participants or their beneficiaries.

Available Information

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act) and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Copies of such reports, proxy statements and other information can be inspected and copied at the public

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reference facilities maintained by the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of such material also can be obtained at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the shares of the company's common stock are listed.

     The Company hereby undertakes to provide without charge to each participant, upon written or oral request of such person to the company at the address set forth below, a copy of its most recent annual report to shareholders and the Plan's latest annual report on Form 11-K, as well as any and all information that has been incorporated by reference in the Registration Statement of which this document is a part, excluding exhibits to the information incorporated by reference unless such exhibits are specifically incorporated herein. Additional updating information with respect to the securities and the Plan covered herein may be provided in the future by means of updates to this document. Such written or oral request should be directed to:

   International Paper Company
   Attn: Investor Relations Department
   400 Atlantic Street
   Stamford, CT 06921
   (203) 541-8000

   The Company hereby incorporates by reference into this document the following documents filed with the Commission:

-  The Company's latest Annual Report on Form 10-K;

- All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Company or by the Plan since the date of the Company's latest Annual Report on Form 10-K; and

- The description of the common stock of the Company contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act relating thereto, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the termination of this offering of the Company's common stock will be deemed to be incorporated by reference into this document and to be part hereof from the date of filing of such documents.

     The Company has registered with the Securities and Exchange Commission equivalent shares of International Paper Company common stock for plan investment.